Exhibit 10.52

Please quote our reference when replying Our Ref: JTC(L) 3729/199/VG/mh

26 September 2006

TRIO-TECH INTERNATIONAL PTE LTD	JTC Corporation
BLK 1008 TOA PAYOH NORTH	The JTC Summit
#03-09	8 Jurong Town Hall Road
SINGAPORE 318996	Singapore 609434

contact
	centre hotline	1800 568 7000

ATTN: LEE SOON SIEW KUAN	main line	(65) 6560 0056

	facsimile	(65) 6565 5301

BY LOCAL URGENT MAIL	website	www.jtc.gov.sg
Dear Sirs,
RENEWAL OFFER OF TENANCY FOR FLATTED FACTORY KNOWN AS PRIVATE LOT A4551G AT 1004 TOA PAYOH NORTH #03-01 /02 /03 Singapore 318995
1	We are pleased to offer a tenancy of the Premises subject to the covenants, terms and conditions in the annexed Memorandum of Tenancy No. 27.09 (“the MT”) and in this letter (collectively called “the Offer”).

2	2.1 The Premises

Private Lot A4551G also known as Unit #03-01 /02 /03 (“the Premises”) at BLK 1004 TOA PAYOH NORTH #03-01 /02 /03 Singapore 318995 (“the Building”) SINGAPORE(318996) as delineated and edged in red on the plan attached to the Offer.

2.2	Term of Tenancy

3 years, 0 months, 0 days (“the Term”) with effect from 1 October 2006 (“the Commencement Date”).

2.3	Tenancy
(a)	Your due acceptance of the Offer in accordance with Clause 3 of this letter shall, together with the Offer, constitute a binding tenancy agreement (“the Tenancy”).

(b)	In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the MT, the relevant covenant, term or condition in this letter shall prevail.
2.4	Area

Approximately 274.9 square metres (“the Area”).

2.5	Building Rent (Discounted)
(a)	Building Rent of $9.95 per square metre per month on the Area less discount of $0.50 per square metre per month, in the event that the said aggregate floor area occupied is at any time reduced to below 5,000 square metres (when the discount $0.50 per square metre per month shall be totally withdrawn) with effect from the date of reduction in the said aggregate floor area; and

(b)	Rent Payable of $9.45 per square metre per month on the Area, for so long as you shall occupy by way of tenancy an aggregate floor area of 5,000 square metres in the Building or in the various flatted factories belonging to us.

(“Building Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). After your first payment is made in accordance with Clause 3 of this letter and the attached Payment Table, the next payment shall be made on 1 November 2006.
2.6	Service Charge

$2.25 per square metre per month (“Service Charge”) on the Area, as charges for services rendered by us, payable by way of additional and further rent without demand on the same date and in the same manner as the Building Rent, subject to our revision from time to time.

2.7	Security Deposit/Banker’s Guarantee

For Building Rent —(Discounted))

Ordinarily we would require a tenant to lodge with us a security deposit equivalent to three (3) months’ Building Rent and Service Charge. However, as an off-budget measure and as payment by GIRO has been made a condition with which you must comply under clause 3 of this letter, you shall, at the time of your acceptance of the Offer, place with us a deposit equivalent to one (1) month’s Building Rent (at the discounted rate) and Service Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy, as follows:
(a)	The Security Deposit may be in the form of cash or acceptable Banker’s Guarantee in the form attached (effective from 1 October 2006 to 31 December 2009), or such other form of security as we may in our absolute discretion permit or accept.

(b)	The Security Deposit shall be maintained at the same sum throughout the Term and shall be repayable to you without interest, or returned to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

(c)	If the Building Rent at the discounted rate is increased to the normal rate, or Service Charge is increased, or any deductions are made from the Security Deposit, you shall immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to one (1) month’s Building Rent (at the normal or discounted rate, as the case may be) and Service Charge.

(d)	If at any time during the Term, your GIRO payment is discontinued, then you shall place with us, within two (2) weeks of the date of discontinuance of your GIRO payment, the additional sum equivalent to two (2) months’ Building Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Building Rent (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.

(e)	If at any time during the Term the off-budget measure is withdrawn you shall, if required in writing by us, also pay to us the additional sum equivalent to two (2) months’ Building Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Building Rent (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.
2.8	Mode of Payment
(a)	Your first payment to be made with your letter of acceptance in accordance with Clause 3 of this letter and the attached Payment Table shall be by non-cash mode (eg, Cashier’s Order, cheque).

(b)	Thereafter during the Term, you shall pay Building Rent, Service Charge and GST at prevailing rate by Interbank GIRO or any other mode to be determined by us.

(c)	You have an existing account with us from which we shall deduct the aforesaid payments.

(d)	However pending finalisation for the GIRO arrangement, you shall pay Building Rent, Service Charge and GST at prevailing rate as they fall due by cheque or Cashier’s Order.
2.9	Authorised Use

You shall use the Premises for the purpose of ANCILLARY STORAGE OF RAW MATERIALS TO MAIN OPERATION AT #07-01 only and for no other purpose whatsoever (“the Authorised Use”).

2.10	Loading Capacity
(a)	Normal (Ground & Non-ground) Floor Premises:

You shall comply and ensure compliance with the following restrictions:
(a1)	maximum loading capacity of the goods lifts in the Building; and

(a2)	maximum floor loading capacity of 15 kiloNewtons per square metre of the Premises on the 3rd storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.
(b)	You shall therefore, subject to our prior written consent, provide at your own cost suitable and proper foundation for all machinery, equipment and installation at the Premises.
2.11	Reinstatement of Premises

You shall reinstate the Premises in accordance with clauses 2.15 and 2.22 of the MT. The required reinstatement works shall be conveyed to you after an inspection of the Premises.

2.12	Determination of the Tenancy:

The Tenancy of the Premises shall be determined at any time either:-
(i)	at the expiry of a three month written notice, as from the date of the said notice, from us to you; OR

(ii)	at the determination (by expiry or otherwise) of your tenancy the factory unit (s) known as Unit 07-01 at BIK 1004 TOA PAYOH NORTH (the “Principal Unit/s) in the Building in respect of which the units #03-01 /02 /03 serves.
2.13	Option for Renewal of Tenancy
(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy.

(b)	We may grant you a further term of tenancy of the Premises subject to the following:

(b1)	there shall be no breach of your obligations at the time you make your request for a further term, and at the expiry of the Term;

(b2)	the duration of the further term shall be mutually agreed upon;

(b3)	the rent payable shall be at a revised rate to be determined by us, having regard to the market rent of the Premises at the time of granting the further term. Our determination of the Building Rent shall be final and conclusive; and

(b4)	the tenancy for the further term shall be upon the same covenants, terms and conditions except for the duration, Building Rent, security deposit (which shall be equivalent to three (3) month’s Building Rent and Service Charge instead of one (1) month), and excluding a covenant for renewal of tenancy.
3	Mode of Due Acceptance
(a)	The Offer shall lapse if we do not receive the following by 10 October 2006:
(a1)	Duly signed letter of acceptance (in duplicate) of the Offer, in the form set out in the Letter of Acceptance attached. (Please date as required in your letter of acceptance)

(a2)	Payment of the sum set out in the Payment Table attached.
4	You may submit your acceptance and payment by post or if you wish to make a submission personally, you may do so at our Contact Centre at The JTC Summit at 8 Jurong Town Hall Road. Please bring a copy of this letter when making your submission.

5	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if those other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

6	Variation to the Tenancy

Any variation, modification, amendment, deletion, addition or otherwise of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us. No terms or representation or otherwise, whether expressed or implied, shall form part of the Offer other than what is contained herein.

7	Car-Parking Scheme

The car park for Block 1004 Toa Payoh North is currently managed by P-Parking International Pte Ltd and you will have to observe and be bound by all the rules and regulations governing the use and operation of the car park. You are requested to contact:
Mr Johnson Tan
736B Geylang Road,
Singapore 389647
Tel: 67494119
on your use of the carpark.

8	Exclusion of the Contracts (Right of Third Parties) Act

A person who is not a party to this Offer shall have no right under the Contracts (Rights of Third Parties) Act (as may be amended or revised from time to time) to enforce any of the covenants, terms or conditions of this Offer.

9	Jurisdiction & Governing Law

This Offer shall be interpreted in accordance with the laws of Singapore and any legal proceedings, actions or claims arising from or in connection with the Offer shall be commenced in and heard before the courts of Singapore and you agree to irrevocably submit yourself to the exclusive jurisdiction of the courts of Singapore.

10	Please also note that our granting of your request/application herein does not at any time prejudice or waive any of our rights or remedies for breaches of your obligations to us. Any waiver by us, to be effective, must be clearly and specifically stated in writing. In addition, no failure or delay on the part of JTC to exercise any right or remedy under this Offer shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11	To guide and assist you, we enclose a Schedule of Statutory Controls for Flatted Factory Occupants.
Yours faithfully

Ms Vivien Goh
Assistant Manager (Lease Management)
Flatted Factory & Business Park Department
Customer Services Group
DID : 68833731
FAX : 68855936
Email : gohfsv@jtc.gov.sg

Annex A
OFFER OF TENANCY FOR PREMISES AT BLK 1004 TOA PAYOH NORTH #03-01 /02 /03 SINGAPORE 318995

	Amount			GST
A4551G: Building Rent at $9.95 per sqm per month on 274.9 sqm for period 1 October 2006 to 31 October 2006	$2,735.26

Less: Bulk discount of 5%, at $0.50 psm per month for period 1 October 2006 to 31 October 2006	$137.45

	$2,597.81

Service charge at $2.25 per sqm per month on 274.9 sqm for period 1 October 2006 to 31 October 2006	$618.53	$3,216.34		$160.82

Less: Amount to be deducted through GIRO			$3,377.16

Deposit equivalent to 3 months’ Building Rent and Service Charge (or Banker’s Guarantee)	$9,649.02
Less: Deposit equivalent to 2 month’s Building Rent and Service Charge (Off-budget Measure)	$6,432.68	$3,216.34

Stamp Duty for Letter of Acceptance (in duplicate) Note : if the Letter is not returned to us within 14 days of the date of the Letter, you will have to pay penalty on the stamp duty which is imposed by Stamp Duty Office of IRAS.		$310.00

Total Payable (inclusive of GST at prevailing rate)		$3,526.34
Alternatively, please let us have your cheque for $310.00 and a Banker’s Guarantee for $3,216.34.
Please note that your first month’s rent of $3,377.16 will be deducted through your Giro Account in October 2006.